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                                                                 Exhibit 99.1

                        VITAL SIGNS 2003 INVESTMENT PLAN

                 ARTICLE 1. ESTABLISHMENT, PURPOSE AND DURATION

          1.1 Establishment of the Plan. Vital Signs, Inc., a New Jersey corporation (hereinafter referred to as the "Company"), pursuant to authorization by its Board of Directors, hereby establishes a stock purchase and stock option plan to be known as the "Vital Signs 2003 Investment Plan" (hereinafter referred to as the "Plan"), as set forth in this document. The Plan permits the grant of options to eligible Employees and Directors upon the purchase of Plan Shares.

          Subject to approval by the Company's shareholders (and by appropriate regulatory authorities, if required), the Plan shall become effective as of January 22, 2004 (the "Effective Date"), and shall remain in effect as provided in Section 1.3 hereof.

          1.2 Purpose of the Plan. The purpose of the Plan is to promote the success, and enhance the value, of the Company by linking the personal interests of Participants to those of Company shareholders, and by providing Participants with an incentive for outstanding performance.

          The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of Participants upon whose judgment, interest, and special effort the successful conduct of its business largely is dependent.

          1.3 Duration of the Plan. The Plan shall commence on the Effective Date, as described in Section 1.1 hereof, and shall remain in effect, subject to the right of the Board of Directors to terminate the Plan at any time pursuant to Article 12 hereof, until all Shares subject to it shall have been purchased or acquired according to the Plan's provisions. In the absence of an amendment adopted by the Board to extend the Plan, the Plan shall end ten years and one day after the Effective Date.

                             ARTICLE 2. DEFINITIONS

          Wherever used in the Plan, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:

          (a) "Award Agreement" means an agreement to be entered into by and between the Company and each Participant, setting forth the terms and conditions applicable to each purchase of Plan Shares under the Plan, and of the corresponding grant of Options.

          (b) "Board" or "Board of Directors" means the Board of Directors of the Company.




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          (c) "Base Salary" with respect to a particular Window Period means (i)
          in the case of an Employee who has been employed by the Company or its subsidiaries for at least one year prior to the first day of such Window Period, the aggregate amount of income set forth on the Form
          W-2 provided to a Participant by the Company or its subsidiaries for the calendar year prior to the calendar year in which the Window
          Period occurs, and (ii) in the case of an Employee who has not been employed by the Company or its subsidiaries for at least one year prior to the first day of such Window Period, the annual salary of such Employee at the commencement of such Window Period.
          Determinations of Base Salary shall be made by the Committee in its sole discretion or, upon delegation by the Committee, by the Plan Administrator.

          (d) "Change in Control Event" shall be deemed to have occurred if any of the following events occur:

               (i) the consummation of any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Common Stock would be converted into cash, securities or other property, other than (i) a merger of the Company in which the holders of the shares of Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger or (ii) a merger in which the board of directors of the surviving corporation immediately after the effective date of such merger consists of an equal number of former directors of the Company and former directors of the other party to such merger; or

               (ii) the consummation of any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, other than to a subsidiary or affiliate; or

               (iii) an approval by the shareholders of the Company of any plan or proposal for the liquidation or dissolution of the Company; or

               (iv) any action pursuant to which any person (as such term is defined in Section 13(d) of the Exchange Act), corporation or other entity (other than any person who owns more than ten percent (10%) of the outstanding Common Stock on the date of adoption of this Plan by the Board of Directors, the Company or any benefit plan sponsored by the Company or any of its subsidiaries) shall become the "beneficial owner" (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of shares of capital stock entitled to vote generally for the election of directors of the Company ("Voting Securities") representing more than fifty (50%) percent of the combined voting power of the Company's then


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                    outstanding Voting Securities (calculated as provided in
                    Rule 13d-3(d) in the case of rights to acquire any such securities), unless, prior to such person so becoming such beneficial owner, the Board shall determine that such person so becoming such beneficial owner shall not constitute a Change in Control Event.

          (e) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

          (f) "Committee" means the Compensation Committee of the Board of Directors, or such other committee as the Board shall designate from time to time, provided that to the extent required in order to satisfy the requirements of Section 162(m) of the Code, such committee shall consist solely of "outside directors" (as defined in Section 162(m) of the Code and the regulations promulgated thereunder).

          (g) "Common Stock" means the Common Stock of the Company.

          (h) "Company" means Vital Signs, Inc., a New Jersey corporation, or any successor thereto as provided in Article 15 hereof.

          (i) "Director" means any individual who is a member of the Board of Directors of the Company.

          (j) "Disability" shall mean total and permanent disability as determined by the Committee.

          (k) "Disqualifying Termination" for the purposes of this Plan shall be determined by the Committee, and shall mean a termination of employment of an Employee or termination of service as a Director for:
          (i) an act or acts of dishonesty committed by a Participant; or (ii) violations by a Participant of the policies and procedures of the Company applicable to the Participant's employment or job category or status as a Director which are: (A) grossly negligent or (B) willful and deliberate.

          (l) "Employee" means any employee of the Company or any of its subsidiaries. The term "Employee" shall include any employee who is also a Director.

          (m) "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

          (n) "Fair Market Value" means the closing sales price for Shares as quoted on the National Market System of the National Association of Securities Dealers Automated Quotation System on the relevant date, or if there were no sales on such date, the closing sales price for Shares as quoted on the National Market System of the National Association of Securities Dealers Automated Quotation System on the first immediately preceding date on which such price is quoted.


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          (o) "Fully Paid" means that a Participant has satisfied the full purchase price for Plan Shares by either (i) paying cash in one lump sum to the Plan Administrator or (ii) paying in full, as determined by the Plan Administrator, in accordance with any payroll deduction or other loan program as shall be implemented by the Plan Administrator with the approval of the Committee. All such determinations shall be subject to the provisions of Section 6.4 hereof.

          (p) "Option" means an option to purchase Shares granted under Article 7 hereof. It is intended that Options under this Plan shall not be incentive stock options for federal income tax purposes.

          (q) "Option Price" means the price at which a Share may be purchased by a Participant pursuant to an Option, as determined by the Committee.

          (r) "Participant" means an Employee or Director of the Company who has purchased Plan Shares and who has outstanding an Option granted under the Plan.

          (s) "Plan Administrator" means the individual or committee designated by the Committee to administer this Plan; or the Committee if no such designation has been made.

          (t) "Plan Shares" means Shares purchased by Participants pursuant to the terms of Article 6 hereof.

          (u) "Retirement" shall have the same meaning herein as under the Company's 401(k) plan.

          (v) "Shares" means the shares of Common Stock of the Company.

          (w) "Window Period" means the time period designated by the Board during which eligible Employees and Directors may purchase Plan Shares, pursuant to the terms of Article 6 hereof. Window Periods shall last approximately fifteen days each, and shall occur at times designated by the Board; it is currently intended that Window Periods will occur at six month intervals.

                            ARTICLE 3. ADMINISTRATION

          3.1 The Committee. The Plan shall be administered by the Committee, or by a Plan Administrator appointed by the Committee. The Plan Administrator shall be appointed from time to time by, and shall serve at the discretion of, the Committee. The Committee and the Plan Administrator shall, in turn, retain independent agents to purchase Shares in the market for purposes of the Plan unless the Committee determines from time to time that such Shares shall be issued directly by the Company.

          3.2 Authority of the Committee. The Committee shall have the power to determine the number of Options (from a minimum of one (1) to a maximum of three
(3)) that will be granted in connection with purchases of Plan Shares, determine the terms and conditions applicable to purchases of Plan Shares and grants of Options in a manner consistent with the


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Plan, construe and interpret the Plan and any agreement or instrument entered into under the Plan, establish, amend, or waive rules and regulations for the Plan's administration, and (subject to the provisions of Article 12 hereof) amend the terms and conditions of any outstanding Plan Share or Option to the extent such terms and conditions are within the discretion of the Committee as provided in the Plan. Further, the Committee shall make all other determinations which may be necessary or advisable for the administration of the Plan. The Committee may delegate its authority as identified hereunder to a Plan Administrator or such other persons as it may deem appropriate.

          3.3 Decisions Binding. All interpretations of the Plan, determinations and decisions made by the Committee pursuant to the provisions of the Plan and all related orders or resolutions of the Board of Directors shall be final, conclusive, and binding on all Participants.

                      ARTICLE 4. SHARES SUBJECT TO THE PLAN

          4.1 Number of Shares. Subject to adjustment as provided in Section 4.3 hereof, the total number of Shares available for purchase as Plan Shares and for grant under Options pursuant to the Plan may not exceed 1,000,000. These 1,000,000 Shares may be either authorized but unissued, or reacquired Shares (including treasury shares). The following rules will apply for purposes of the determination of the number of Shares available for grant under the Plan:

          (a) the sale of Plan Shares shall reduce the Shares available for purchase and/or grant under the Plan by the number of Shares sold; and

          (b) unless and until an Option is canceled, lapses, expires, or terminates, it shall be counted against the authorized pool of Shares.

          No one person participating in the Plan may receive options under the Plan or under any other benefit plan of the Company for more than an aggregate of 250,000 shares of Common Stock in any fiscal year, subject to adjustment as provided in Section 4.3 hereof.

          4.2 Lapsed Awards. If any Plan Share purchase or Option grant under this Plan is canceled, terminates, expires, or lapses for any reason, any Plan Shares and/or any Shares subject to such Option shall again be available for purchase and/or grant under the Plan.

          4.3 Adjustments in Authorized Shares. In the event of any merger, reorganization, consolidation, re-capitalization, separation, liquidation, stock dividend, split-up, share combination, or other change in the corporate structure of the Company affecting the Shares, such adjustment shall be made in the number and class of Shares which may be purchased or delivered under the Plan and in the number and class of and/or price of outstanding Plan Shares and Shares subject to outstanding Options granted under the Plan, as may be determined to be appropriate and equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of rights; and provided that the number of Plan Shares and the Shares subject to any Option shall always be a whole number. In such event, an appropriate adjustment shall also be made in the maximum number of Shares subject to Options which may be granted


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under the Plan and under any other benefit plan of the Company to any one person in any fiscal year.

                            ARTICLE 5. PARTICIPATION

          All persons who are, during a Window Period, Employees residing in the United States or Directors shall be given the opportunity to purchase Plan Shares during such Window Period. In addition, if and to the extent permitted by the Plan Administrator, all persons who are, during a Window Period, Employees residing outside the United States shall be given the opportunity to purchase Plan Shares during such Window Period. All purchases shall be within the limits set forth in Section 6.2 hereof. In the event that the Board terminates the Plan, no Employee or Director shall have the right to purchase Plan Shares pursuant to Article 6 hereof in any Window Period commencing subsequent to such termination. Each Participant's eligibility for grants of Options pursuant to
Article 7 hereof shall be contingent upon the Participant's purchasing Plan Shares, as set forth in Article 6 hereof.

                       ARTICLE 6. PURCHASES OF PLAN SHARES

          6.1 Plan Share Purchases. An Employee or Director shall only be entitled to purchase Plan Shares during a Window Period if such Employee or Director is an Employee or Director, as the case may be, during such Window Period. Each Plan Share purchased by a Participant under this Plan shall entitle the Participant to be granted an Option to purchase a specified number of Shares, as set forth in Article 7 herein. Purchases of Shares by Participants other than pursuant to this Plan shall not entitle Participants to receive Option grants under Article 7 herein.

          6.2 Maximum and Minimum Plan Share Purchases. All Plan Share purchases shall occur during a Window Period. The purchase price of the Plan Shares purchased shall be determined pursuant to the provisions of Section 6.3 hereof. For each Window Period, the maximum aggregate Fair Market Value of Plan Shares which may be purchased by an Employee or Director is the greater of $50,000 or twice an Employee's annual salary in effect on the first day of the applicable Window Period, and, in addition, for each two year period, the Maximum Aggregate Fair Market Value of Plan Shares which may be purchased by an Employee is twice an Employee's annual salary in effect at any time during such two year period, unless the Committee approves a higher limit on a case-by case basis with respect to specific Employees or Directors. For any Window Period, no Employee shall be permitted to purchase Plan Shares having an aggregate Fair Market Value equal to less than one half of one percent of Base Salary for that Window Period. For any Window Period, there shall be no minimum number of Plan Shares which must be purchased by Directors, provided that the number of Shares purchased by any Director must be a whole number.

          6.3 Purchase Price. The price of each Plan Share purchased under this Plan shall equal the Fair Market Value of a Share on the last trading day of the applicable Window Period.


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          6.4 Procedure for Purchasing Plan Shares. A Participant who desires to purchase Plan Shares shall notify the Plan Administrator, in writing, of the number of Plan Shares to be purchased, and of the desired manner of paying for the Plan Shares. Subject to Section 6.2 hereof, all applicable rules and regulations of the United States Securities and Exchange Commission, and the Plan Administrator's ability to reduce the number of Plan Shares to be purchased to a whole number, the Plan Administrator shall cause to be issued from the Company or shall purchase, on behalf of the Participant, the number of Plan Shares indicated by the Participant, within thirty (30) days after the end of the applicable Window Period. The Plan Administrator shall establish an account in the name of each Participant, for the purpose of administering the Plan
Shares purchased by each Participant. The Plan Administrator shall have the discretion to establish rules and procedures for purchasing Plan Shares on behalf of Participants, and for administering the Plan Share accounts of Participants.

          In addition, the Plan Administrator shall provide each Participant who purchases Plan Shares with an Award Agreement, setting forth the terms and provisions applicable to the Plan Shares purchased, and the Options granted to the Participant in connection with the purchase of Plan Shares. Purchases requested by Employees or Directors who fail to execute the Award Agreement tendered by the Plan Administrator may be voided by the Plan Administrator. Subject to the terms of the Plan and any terms approved by the Committee, and to the conditions placed on each Plan Share purchase opportunity, each Participant shall satisfy the purchase price for Plan Shares by paying cash in one lump sum to the Plan Administrator. If permitted by the Plan Administrator, an Employee may satisfy the purchase price for Plan Shares by payroll deductions or a combination of cash and payroll deductions. In addition, if permitted by applicable law and the Plan Administrator, the Company may loan an Employee or Director sufficient funds to satisfy all or a portion of the purchase price for Plan Shares. The terms of any such loan shall be determined by the Committee.

          In the event that any Participant whom the Plan Administrator permits to pay for Plan Shares through payroll deductions subsequently directs the Plan Administrator to cease making payroll deductions before all Plan Shares which the Participant previously indicated he desired to purchase are Fully Paid, then
(i) the Participant will forfeit all Plan Shares which are not then Fully Paid,
(ii) the Participant will forfeit all Options related to any Plan Shares which are not then Fully Paid and (iii) all Options related to any Fully Paid Plan Shares will be subject to the Option forfeiture provisions contained in Article 8 hereof. The Participant's Award Agreement will be revised to indicate the forfeited Plan Shares and Options and the Option forfeiture requirements described in Article 8 applicable to any other Options.

          6.5 Holding Period for Plan Shares. Subject to the terms of this Plan, all Plan Shares which have been purchased shall be delivered (a) two (2) years from the date of purchase, if the Participant received one or two Options for each Plan Share purchased (which Options vest in full two years after the grant date) or (b) three (3) years from the date of purchase if the Participant received three Options for each Plan Share purchased (which Options vest in full three years after the grant date), provided that such Shares are Fully Paid. To the extent that a Plan Share is Fully Paid prior to the end of the two (2) or three (3) year holding period, whichever is applicable (the "Holding Period"), and subject to the option forfeiture provisions set forth in Article 8 hereof, a Participant who is an Employee or Director at the time of the requested transfer, shall be entitled to sell or otherwise transfer or convey the Plan Shares (it


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being understood that the Plan Administrator shall have sole discretion to determine the extent to which a Plan Share is Fully Paid during the Holding Period, subject to Section 6.4 hereof).

          Participants desiring to sell, transfer, or otherwise convey a Fully Paid Plan Share prior to the end of the appropriate Holding Period shall submit a request in writing to the Plan Administrator for delivery of a Share certificate representing such Plan Share. Such request shall be accompanied by the Participant's Award Agreement, representing the grant of Options in connection with the purchase of the Plan Share. If the Plan Administrator determines that the Plan Share is Fully Paid, then the Plan Administrator shall deliver to the Participant a fully executed Share certificate, representing such Plan Share, and shall document in the Award Agreement of the Participant the corresponding change in Option forfeiture requirements of the Plan (as set forth in Article 8 hereof).

          In the event that prior to the end of the applicable Holding Period, a Participant's employment with the Company or service as a Director of the Company terminates, as the case may be, the terms of Article 9 hereof shall govern the treatment of outstanding Plan Shares.

          6.6 Voting Rights. During the applicable Holding Period described in
Section 6.5 hereof and until such Shares are transferred and/or sold, Participants who have purchased Plan Shares shall be entitled to exercise full voting rights with respect to such Plan Shares.

          6.7 Dividends and Other Distributions. During the applicable Holding Period described in Section 6.5 hereof, Participants who have purchased Plan Shares shall be entitled to receive all dividends and other distributions (if any) paid with respect to such Plan Shares while they are so held, provided that any such distributions or dividends may be subject to the terms of any outstanding purchase loan programs. If any such dividends or distributions are paid in Shares, the Shares shall be converted into additional Plan Shares, and shall be subject to the same restrictions on transferability and forfeitability as the Plan Shares with respect to which they were paid.

          6.8 Award Agreement. Each purchase of Plan Shares shall be evidenced by an Award Agreement, setting forth relevant terms and provisions applicable to the Plan Shares and to the corresponding grant of Options.

                            ARTICLE 7. STOCK OPTIONS

          7.1 Option Grants. Subject to the terms and provisions of the Plan, Options shall be granted to Participants upon the purchase of Plan Shares as of the last day of the Window Period during which such Plan Shares have been purchased. The number of Options to be granted in connection with each purchase of Plan Shares shall be determined by the Committee in its sole and absolute discretion, provided that the minimum number of Shares subject to an Option granted in connection with the purchase of each Plan Share shall be one (1) and the maximum number shall be three (3). The Committee may or may not consider the performance of the Company in determining the number of Options to be granted in connection with each purchase of Plan Shares.


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          The Committee may determine to permit a Participant to select to receive either (a) two Options for each Plan Share purchased, which Options will vest in full two years after the date of grant or (b) three Options for each Plan Share purchased, which Options will vest in full three years after the grant date.

          The multiple or choice of multiples selected by the Committee shall apply to all Plan Share purchases during the applicable Window Period. Prior to or at the beginning of the relevant Window Period, the multiple or choice of multiples shall be communicated to all eligible Employees and Directors.

          Upon the termination of the applicable Holding Period for Plan Shares set forth in Section 6.5, and providing such Plan Shares are Fully Paid, the Committee may, in its discretion, offer a Participant an opportunity to receive additional Options ("Additional Options") if the Participant agrees to continue to hold such Plan Shares for a specified period of time. The number of Additional Options to be granted, the period of time during which the Participant will be required to continue to hold such Plan Shares and the Participants, if any, who will be given the opportunity to receive Additional Options, shall be determined by the Committee in its discretion. The Committee shall determine the terms of any such Additional Options, consistent with the provisions of this Plan, provided that the Option Price for each such Additional Option shall equal the Fair Market Value of a Share on the date the Additional Option is granted. Each agreement to continue to hold Plan Shares shall be evidenced by an agreement (a "Rollover Agreement"), setting forth relevant terms and provisions applicable to the agreement to continue to hold such Plan Shares and to the corresponding grant of Additional Options.

          7.2 Option Price. The Option Price for each Option granted under this Plan in connection with the purchase of Plan Shares shall equal the Fair Market Value of a Share on the last trading day of the Window Period during which the Option shall have been granted.

          7.3 Duration of Options. Each Option shall expire at such time as the Committee shall determine at the time of grant; provided, however, that no option shall be exercisable later than ten years and one day from the date on which the Option was granted.

          7.4 Exercise of Options. Options granted under the Plan shall be exercisable at such times and shall be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for each grant or for each Participant; provided, however, that no Option shall be exercisable within two years after the date of its grant other than in connection with a Change in Control; and provided further that the exercise provisions of each Option shall be consistent with Article 8 hereof.

          7.5 Payment. Options shall be exercised by the delivery of a written notice of exercise to the Plan Administrator, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

          The Option Price upon exercise of any Option shall be payable to the Company in full either: (a) in cash or its equivalent or (b) by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Option Price, or (c) by a combination of both such approaches.


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          The Committee also may allow cashless exercises as permitted under the
Federal Reserve Board's Regulation T or by any other means which the Committee determines to be consistent with the Plan's purposes, subject to compliance with all applicable laws, rules and regulations and the receipt of all applicable approvals,.

          As soon as practicable after receipt of a written notification of exercise and full payment, the Company shall deliver to the Participant, in the Participant's name, Share certificates in an appropriate amount, based upon the number of Shares purchased under the Option(s).

          7.6 Restrictions on Share Transferability. The Committee shall impose such restrictions on any Shares acquired pursuant to the exercise of an Option under the Plan as it may deem advisable, including, without limitation, restrictions under applicable Federal securities laws, under the requirements of Nasdaq or any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares.

          7.7 Nontransferability of Options. No Option granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. During a Participant's lifetime, all Options granted to a Participant under the Plan shall be exercisable only by such Participant, except as set forth in
Section 7.9 hereof.

          7.8 No Rights as a Shareholder. Prior to the purchase of Shares pursuant to an Option, a Participant shall not have the rights of a shareholder with respect to such Shares.

          7.9 Exercise of Options With Respect to Incapacitated Participants. If a Participant, who has met the applicable Holding Period described in Section
6.5 hereof or has completed five (5) years of continuous employment or service as a Director subsequent to the purchase of Plan Shares, is under a legal disability or in the Committee's opinion incapacitated in any way so as to be unable to manage his or her financial affairs, the Committee may allow such Participant's legal representative to exercise the Participant's Options on behalf of the Participant. Actions taken pursuant to this Section by the Committee shall discharge all liabilities under the Plan.

                 ARTICLE 8. PREMATURE DISPOSITION OF PLAN SHARES

          Except as otherwise provided in Section 6.2 and Section 9.1, in the event a Plan Participant (i) sells, transfers or otherwise conveys a Fully Paid Plan Share prior to the end of the applicable Holding Period described in
Section 6.5 hereof or prior to the end of any Holding Period specified by the Committee in connection with the grant of Additional Options, or (ii) directs the Plan Administrator to cease making payroll deductions before all Plan Shares which the Participant previously indicated he desired to purchase are Fully Paid, then in each such case, the Options (or Additional Options, as applicable) shall automatically be forfeited, unless the Committee shall determine, in its sole and absolute discretion, that the Participant has suffered hardship and such hardship has caused such Participant to effect any of the actions discussed in (i) or (ii) of the first sentence of this Article 8. In the event of such determination by the


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Committee, and if no loan from the Company was used to purchase such Plan
Shares, such Plan Options (or Additional Options) shall not be forfeited, provided, however, that the right to exercise such Options granted in connection with the purchase of a Fully Paid Plan Share (or Additional Options, as applicable) shall be contingent upon the Participant's completion of five (5) years continuous employment with the Company or any of its subsidiaries or service as a Director of the Company, subsequent to (a) the last day of the Window Period in which the Participant agreed to purchase such Plan Share or (b) with respect to Additional Options, the date of the Rollover Agreement.

                      ARTICLE 9. TERMINATION OF EMPLOYMENT
                            OR SERVICE AS A DIRECTOR

          9.1 Termination by Reason of Death, Disability or Retirement. In the event the employment or service as a Director of a Participant is terminated by reason of death, Disability, or Retirement, the following provisions shall apply:

          (a) Treatment of Plan Shares. The Participant will be credited with all Plan Shares which are Fully Paid as of the date of employment termination or termination of service as a Director (in the case of Disability, the Plan Administrator shall determine the date that employment or service as a Director is deemed to have terminated). If, at the time of employment termination or termination of service as a Director, the Participant has not Fully Paid all outstanding Plan Shares purchased, the number of Plan Shares which shall be deemed Fully Paid shall be determined at the sole discretion of the Plan Administrator, subject to Section 6.4 hereof.

               All outstanding Plan Shares which are not Fully Paid as of the date of employment termination or termination of service as a Director (as determined by the Plan Administrator, subject to Section 6.4) shall be forfeited to the Company, and shall once again become available for purchase under the Plan.

               If a Participant's death, Disability, or Retirement occurs after the delivery of Plan Shares to him or her, such Plan Shares shall not be affected by the employment termination or termination of service as a Director.

          (b) Treatment of Stock Options. All outstanding Options granted to the Participant corresponding to Plan Shares Fully Paid for prior to the Participant's termination of employment or termination of service as a Director which are then exercisable (and, accordingly, which have been held at least two years from the grant date) (collectively, the "Covered Options"), shall not be forfeitable pursuant to Article 8 (if applicable) in the event of death or Disability, but shall be forfeitable pursuant to Article 8 (if applicable) in the event of Retirement and, if not so forfeitable, shall remain exercisable at any time prior to their expiration date, or for one (1) year after the date of death, Disability, or Retirement, whichever period is shorter, by the Participant or by such person or persons that have acquired the Participant's rights under the Option by will or by the laws of descent and distribution. The Plan Administrator shall, in all cases, determine the date of employment termination or termination of service as a Director. All Options granted to the Participant pursuant to the Plan other than the Covered Options shall be forfeited and shall once again be available for grant under the Plan.

          (c) Amounts Subject to Dispute. If at the time of a Participant's death, the Plan Administrator is unable to determine what person, persons or entity is entitled to exercise Options on behalf of the Participant, the Plan Administrator shall not be required to implement any directions to exercise such Options or deliver Plan Shares to any such person, persons or entity during the pendency of such dispute. Neither the Plan Administrator, the Committee or the Company shall be responsible for a failure to implement such exercise instructions or to deliver such Plan Shares during the pendency of such dispute, notwithstanding the fact that such Plan Shares or Options may diminish in value or expire during the pendency of such dispute.

          9.2 Disqualifying Termination. In the event that the Company or its subsidiaries terminates the employment or service as a Director of a Participant as a result of a Disqualifying Termination, the following provisions shall apply:

          (a) Treatment of Plan Shares. The Participant will be credited with all Plan Shares which are Fully Paid as of the date of termination. The number of Plan Shares which are Fully Paid as of such date shall be determined according to the guidelines set forth in Section 9.1 (a) hereof. All outstanding Plan Shares which are not Fully Paid as of the date of termination shall be forfeited to the Company and shall once again become available for purchase under the Plan.

               Plan Shares which have been delivered to a Participant prior to termination shall not be affected by this provision.

          (b) Treatment of Stock Options. Upon such a termination, a Participant shall forfeit all Options, which Options shall thereafter once again become available for grant under the Plan.

          9.3 Other Termination. In the event a Participant's employment or service as a Director is terminated for reasons other than death, Disability, Retirement or a Disqualifying Termination, the following provisions shall apply:

          (a) Treatment of Plan Shares. The Participant will be credited with all Plan Shares which are Fully Paid as of the date of employment termination or termination of service as a Director. The number of Plan Shares which are Fully Paid as of such date shall be determined according to the guidelines set forth in Section 9.1 (a) hereof. All outstanding Plan Shares which are not Fully Paid as of the date of employment termination or termination of service as a Director shall be forfeited to the Company and shall once again become available for purchase under the Plan.

               Plan Shares which have been delivered to a Participant prior to employment termination or termination of service as a Director shall not be affected by this provision.

          (b) Treatment of Stock Options. Upon such a termination, a Participant shall forfeit (i) all Options for which the requirements of Article 8 (if applicable) have not been met, and (ii) all other Options granted to the Participant under the Plan which do not constitute Covered Options.

               Covered Options for which the requirements of Article 8 (if applicable) have been met may be exercised by the Participant within the period beginning on the effective date of employment termination or termination of service as a Director, and ending three (3) months after such date.

     Notwithstanding any provision in this Plan to the contrary, in the event that an Employee continues to serve as a Director or consultant to the Company or any of its subsidiaries after such Employee ceases to be employed by the Company or any of its subsidiaries, the Board shall have the discretion to provide that the Employee shall, for purposes of this Plan, be deemed to continue in the employment of the Company until such time that such person ceases to serve as a Director of, consultant to or Employee of the Company or any of its subsidiaries.

                       ARTICLE 10. RIGHTS OF PARTICIPANTS

          Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any participating Employee's employment at any time or to dismiss any participating Director at any time, nor confer upon any Participant any right to continue in the employ of the Company or as a Director of the Company.

                          ARTICLE 11. CHANGE IN CONTROL

          11.1 Options. All Options granted hereunder corresponding to Fully Paid Shares (as determined by the Plan Administrator) shall become fully exercisable upon the occurrence of a Change in Control Event, and all other Options granted hereunder shall be forfeited upon the occurrence of a Change in Control Event. For purposes of this Plan, a merger or consolidation which would constitute a Change in Control Event and a sale of assets which would constitute a Change in Control Event are hereinafter referred to as "Article 11 Events". In the event of an Article 11 Event, each outstanding Option shall be assumed or an equivalent benefit shall be substituted by the entity determined by the Board of Directors of the Company to be the successor corporation. However, in the event that any such successor corporation does not agree in writing, at least 15 days prior to the anticipated date of consummation of such Article 11 Event, to so assume or substitute each such Option, then each Option not so assumed or substituted shall be deemed to be fully vested and exercisable 15 days prior to the anticipated date of consummation of such Article 11 Event. If an Option is not so assumed or subject to such substitution, the Plan Administrator shall notify the holder thereof in writing or electronically that (a) such holder's Option shall be fully exercisable until immediately prior to the consummation of such Article 11 Event and (b) such holder's Option shall terminate upon the consummation of such Article 11 Event. For purposes of this
Article 11, an Option shall be considered assumed if, following consummation of the applicable Article 11 Event, the Option confers the right to purchase or receive, for each share of Common Stock subject to the Option immediately prior to the consummation of such Article 11 Event, the consideration (whether stock, cash or other securities or property) received in such Article 11 Event by holders of Common Stock for each share of Common Stock held on the effective date of such Article 11 Event (and, if holders of Common Stock are offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if such consideration received in such Article 11 Event is not solely common stock of such successor, the Plan Administrator may, with the consent of such successor corporation, provide for the consideration to be received in connection with such Option to be solely common stock of such successor equal in fair market value to the per share consideration received by holders of Common Stock in the Article 11 Event.

          11.2 Shares. The Company shall deliver all Plan Shares which are Fully Paid (as determined by the Plan Administrator) as of the effective date of a Change in Control Event and all remaining Plan Shares shall be forfeited to the Company.

               ARTICLE 12. AMENDMENT, MODIFICATION AND TERMINATION

          12.1 Amendment, Modification and Termination. With the approval of the Board, and any shareholder approval required by applicable law or regulation, at any time and from time to time, the Committee may terminate, amend or modify the Plan. Any such termination shall be effective with respect to all subsequent Window Periods.

          12.2 Awards Previously Granted. No termination, amendment or modification of the Plan shall adversely affect in any material way any Plan Share previously purchased or Option previously granted under the Plan, without the written consent of the Participant holding such Plan Share or Option.

                             ARTICLE 13. WITHHOLDING

          13.1 Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, state, and local taxes (including the Participant's FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of this Plan.

          13.2 Share Withholding. With respect to withholding required upon the exercise of Options, upon the purchase of Plan Shares, or upon any other taxable event hereunder, Participants may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be imposed on the transaction. All elections shall be irrevocable, made in writing, signed by the Participant, and comply with all procedures established by the Committee for Share withholding.

          In addition, subject to the approval of the Committee, Participants may satisfy the tax withholding obligation arising as a result of any taxable event occurring hereunder, by remitting to the Plan Administrator previously held Shares having an aggregate Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be imposed on the transaction; provided, however, that any Shares which are so tendered must have been beneficially owned by the Participant for at least six (6) months prior to the date of their tender.

                           ARTICLE 14. INDEMNIFICATION

          Each person who is or shall have been a member of the Committee, the Board, or the Plan Administrator, and each agent retained by the Plan Administrator, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken in good faith or any good faith failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company's approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Certificate of Incorporation or By-Laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

                             ARTICLE 15. SUCCESSORS

          All obligations of the Company under the Plan, with respect to Plan Shares purchased and Options granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

                         ARTICLE 16. LEGAL CONSTRUCTION

          16.1 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular and the singular shall include the plural.

          16.2 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

          16.3 Requirements of Law. The purchase of Plan Shares, the granting of Options, and the issuance of Shares under the Plan, shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

          16.4 Governing Law. To the extent not pre-empted by Federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of New Jersey.


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